EXHIBIT 10.4


                           OCUREST LABORATORIES, INC.
         4400 PGA BOULEVARD * SUITE 800 * PALM BEACH GARDENS, FL 33410

                                                              TEL (407) 627-8121
                                                              FAX (407) 627-7954

                               EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") is made as of the lst day of December, 1993 by and between Ocurest Laboratories, Inc., a Florida corporation (hereinafter called the "Company") and Larry M. Reid, hereinafter called the "Employee").

     WHEREAS, the Company believes it is in the Company's best interest to employ the Employee, and the Employee desires to be employed by the Company; and

     WHEREAS, the Company and the Employee desire to set forth the terms and conditions on which the Employee shall be employed by and provide his services to the Company;

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

     1. EMPLOYMENT: The Company hereby employs the Employee in its business as Executive Vice President & Secretary-Treasurer and the Employee accepts such employment, all upon the terms and conditions hereinafter set forth.

     2. TERM: Unless sooner terminated pursuant to the provisions of this Agreement, the initial term of employment under this Agreement shall be for a period of three years, commencing January 1, 1994 (the "Initial Term"). Such period of employment shall be extended automatically for successive one-year terms of employment after the Initial Term, unless either the Company or the Employee notifies the other in writing at least ninety (90) days prior to the end of the current term that it or he will not renew such Employment Period for another term, in which case such Employment Period will expire at the end of the current term. Any such notice of termination shall be irrevocable unless otherwise subsequently agreed upon in writing by the parties. All references herein to the "Employment Period" shall refer to both the Initial Term and such successive terms.

     3. BASE SALARY: The Employee shall be entitled to receive a base salary during the Employment Period at the rate of Fifty Seven Thousand Five Hundred Dollars ($57,500) per annum starting January 1, 1994 (the "Base Salary"); provided, however, the Base Salary shall be increased to Ninety Six Thousand Dollars ($96,000)


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per annum in the month Ocurest shipments commence in any portion of the State of
Florida and One Hundred Fifteen Thousand Dollars ($115,000) in the seventh month following the start of Ocurest shipments in the designated Florida area. Such salary shall be payable in accordance with the normal payroll policies of the Company, and shall be subject to all appropriate withholding taxes; provided, however, such salary shall be payable no less frequently than monthly and no later than the fifteenth (15th) day of each such month. The annual salary set forth in this Paragraph shall be subject to review and upward adjustment from time to time, at the sole discretion of the Board of Directors of the Company ("Board"). An adjustment to amount of Base Salary, if any, shall not otherwise be deemed a modification, amendment or waiver of this Agreement except as to the Base Salary amount.

     4. INCENTIVE COMPENSATION: In addition to the Base Salary, the Employee shall be eligible to receive incentive compensation pursuant to an incentive compensation plan to be established under the direction of the Chief Executive Officer of the Company on terms satisfactory to and approved by the Board in its discretion.

     5. DUTIES: During the Employment Period the Employee shall report directly to the President & Chief Executive Officer and shall furnish all manner of services in connection with his position as Executive Vice President & Secretary-Treasurer of the Company as would be expected from a person holding a similar position in a similar company. The employee shall have the primary responsibility for overseeing the financial and administrative activities of the Company. The Employee shall devote his full time, energy and skill to the service of the Company and the promotion of its interests, and shall use his best efforts in the performance of his services hereunder.

     6. CONFIDENTIALITY: In the course of the Employee's employment hereafter, the Company may disclose or make known to the Employee, and the Employee may be given access to or may become acquainted with, certain confidential information, trade secrets or both, including but not limited to marketing techniques, pricing, customer lists and information relating to potential customers (collectively "Information"), as well as financial records, documents, reports, correspondence, lists, other written records, and the like relating to the foregoing (collectively, the "Materials"). During the Employment Period and at all times thereafter, the Employee shall not in any manner, directly or indirectly, divulge, disclose or communicate to any person or firm, except to or for the Company's benefit, any of the Information or Materials which he may have acquired in the course of his employment by the Company. Promptly upon termination of the Employment Period, or otherwise upon request of the Company, the Materials and all copies thereof in the custody or control of the Employee shall be delivered to the President & Chief Executive Officer or his designee.

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     7. DEATH OR INCAPACITY: In the event of the permanent incapacity of the
Employee, defined as ninety (90) days continuous incapacity or one hundred twenty (120) days of intermittent incapacity in any twelve (12) month period, as determined by the Board at its sole discretion, or the death of the Employee during the Employment Period, the Employee's employment hereunder shall terminate immediately upon such death or determination of incapacity. The Company shall thereupon be obliged to pay to the Employee or the Employee's estate all Base Salary amounts owed to the Employee which have accrued until the date of such death or determination of incapacity plus six months of the Employee's Base Salary. All such amounts shall be payable in accordance with the normal payroll policies of the Company.

     8. TERMINATION: The Company shall be entitled to terminate the employment of the Employee for "just cause" or without cause. The Employee shall be entitled to terminate his employment for any reason. For purposes of this Agreement, "just cause" in herein defined as any conduct by the Employee involving the commission of any criminal act, act of moral turpitude, any fraudulent or dishonest act in connection with his employment with the Company, or a material breach of any provision of this Agreement which material breach results in a loss to the Company as determined by the Board. Any decision by the Company to terminate the Employee without cause shall be made by majority vote of the Board.

     Any termination of the Employment Period other than by death, determination of permanent disability or just cause shall require no less than thirty (30) days prior written notice from the party requesting termination to the other. In the event of termination of the employment of the Employee by the Employee or by the Company for just cause, the Employee shall not be entitled to any severance pay and shall a only be paid the Base Salary amounts accrued through the date of termination. In the event of termination of the employment of the Employee without cause by the company, the Employee shall be entitled to Base Salary amounts accrued through the date of termination plus severance pay equal to the greater of (i) one year's Base Salary or (ii) the balance of the Base Salary which, but for termination, would have been payable over the remainder of the Initial Term (the "Severance Pay"). The Severance Pay shall be due and payable in one (1) lump sum within (30) days of the date of termination.

     9. SURVIVAL: Notwithstanding anything to the contrary herein, the provisions of paragraphs 6 and 10-14 shall survive and remain in effect in accordance with their respective terms in the event the Agreement or any portion hereof or the Employment Period in terminated.

     10. VENUE AND GOVERNING LAW: Venue for all proceedings shall be in any court of competent jurisdiction in Palm Beach County, Florida. This Agreement and all transactions contemplated by this Agreement shall be qoverned by, and construed and enforced

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in accordance with, the laws of the State of Florida without regard to principles of conflicts of laws.

     11. AMENDMENTS: The provisions of this Agreement may be amended or otherwise modified only with and by the written mutual consent of both parties.

     12. BINDING EFFECT: All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs and successors.

     13. SPECIFIC PERFORMANCE: The Employee acknowledges that the services to be rendered by the Employee hereunder are extraordinary and unique and are vital to the success of the Company, and that damages at law would be an inadequate remedy for any breach or threatened breach of this Agreement by the Employee. Therefore, in the event of a breach or threatened breach by the Employee of any provision of this Agreement, then the Company shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security.

     14. ENTIRE AGREEMENT: This Agreement represents the entire agreement and understanding among the parties with respect to the subject matter hereof, and supersedes a similar agreement dated June 1, 1993 and all other negotiations, understandings and representations (if any) made by and among such parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written.

                                               OCUREST LABORATORIES, INC.

                                               By: /s/ EDMUND G. VIMMLH
                                                   -----------------------------
                                               Title: President

                                               /s/ LARRY M. REID
                                               ---------------------------------
                                               Larry M. Reid

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